Exhibit 99.1

NEWS COPY	FOR IMMEDIATE RELEASE

INTERNATIONAL WIRE GROUP, INC. REACHES
AGREEMENT WITH NOTEHOLDERS TO RECAPITALIZE

Company Files Voluntary Chapter 11 Petitions to Effect Recapitalization

ST. LOUIS, March 24, 2004 - International Wire Group, Inc. today announced that it has reached an agreement with an ad hoc committee of its bondholders and its largest equity holder on the terms of a comprehensive debt restructuring. The deal will allow International Wire to decrease its debt from $389 million to approximately $163 million, exchanging approximately $305 million of principal amount of International Wire’s senior subordinated notes for 96% of the common stock of Reorganized International Wire and $75 million of new 10% unsecured notes. The transaction will be implemented through a pre-negotiated plan of reorganization. Upon completion of the reorganization, International Wire’s annual cash interest costs will be reduced by approximately $31 million. International Wire Group has entered into a lock-up and voting agreement with holders of greater than a majority of International Wire’s 11.75% Senior Subordinated Notes and 14% Senior Subordinated Notes to effect such plan of reorganization.

In order to consummate its reorganization, International Wire and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court in the Southern District of New York. As of result of the lock-up and voting agreement, International Wire has secured support from its creditors to the plan of reorganization towards the requirements of the Bankruptcy Code for confirmation of the plan. The pre-negotiated plan of reorganization will enable International Wire to complete its reorganization in an expeditious and efficient manner.

International Wire has secured commitments from a group of senior lenders led by Highbridge/Zwirn Special Opportunities Fund, L.P. for $140 million of Debtor-in- Possession financing. The Debtor-in-Possession financing will be used by International Wire to repay its $82 million of 10 3/8% senior secured notes and to provide working capital financing during the reorganization process, which will permit the Company to continue business as usual. Consequently, it is anticipated that customers, employees and suppliers will not be affected by the restructuring.

“The recapitalization will dramatically improve International Wire’s capital structure, significantly increasing free cash flow and resulting in a substantially stronger balance sheet, which will permit the Company to focus on its business and customers” said CEO Joseph M. Fiamingo. “We are grateful to our noteholders who have agreed to support our plan of reorganization. Their support is truly a vote of confidence in the Company, its employees and our prospects.”

Forward Looking Statements

This press release contains forward-looking statements as defined by the federal securities laws and such statements are based on International Wire Group, Inc.’s current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected or implied. Certain factors that could cause actual results to differ are indicated in International Wire Group, Inc.’s filings with the Securities and Exchange Commission.

About International Wire Group, Inc.

International Wire Group, Inc., headquartered in St. Louis, Missouri, is a leading manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated copper wire. The Company’s products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics that are utilized by a wide variety of customers primarily in the appliance, automotive, electronics/data communications and general industrial/energy industries. The Company manufactures and distributes its products in 22 facilities strategically located in the United States, Mexico, France, Italy and the Philippines.

For further information, please contact David Webster, Chief Restructuring Officer, at (314) 746-2280.